EXHIBIT 23(D)(2)

                                     FORM OF

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                         EXPENSE REIMBURSEMENT AGREEMENT

     AGREEMENT made this 1st day of January, 2009 by and between THE GABELLI BLUE CHIP VALUE FUND, a Delaware business trust (the "Fund"), and GABELLI FUNDS, LLC (the "Adviser").

     With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares, 2.75% for Class C Shares and 1.75% for Class I Shares of the average daily net assets of the Fund.

     This Agreement shall be renewable at May 1, 2010 for an additional one-year period upon the written agreement of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

THE GABELLI BLUE CHIP VALUE FUND        GABELLI FUNDS, LLC


By:                                     By:
    ---------------------------------       ------------------------------------
    Agnes Mullady, Treasurer                Bruce N. Alpert

Attest:                                 Attest:
        -----------------------------           --------------------------------